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                                   EXHIBIT 5.1
                            OPINION OF COOLEY GODWARD



March 27, 2001


Digital River, Inc.
9625 West 76th Street
Suite 150
Eden Prairie, MN  55344

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Digital River, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to the Asset Purchase Agreement dated as of March 20, 2001 (the "Agreement") by and among the Company, Calico Commerce, Inc. and ConnectInc.com, Co. (the "Selling Stockholder"), covering the sale by the Selling Stockholder of 2,880,368 shares of the Company's common stock (the "Selling Stockholder Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares will be validly issued, fully paid and nonassessable when issued in accordance with the Agreement.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ MICHAEL J. SULLIVAN
   --------------------------
       Michael J. Sullivan

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